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[STEWART & STEVENSON LOGO]                           PRESS RELEASE

                                            Contact: John B. Simmons, CFO
                                            Stewart & Stevenson Services, Inc.
                                            713-868-7865

EXHIBIT 99.1                                Ken Dennard / kdennard@easterly.com
                                            Lisa Elliott / lisae@easterly.com
FOR IMMEDIATE RELEASE                       DRG&E
                                            713-529-6600

                      STEWART & STEVENSON SERVICES REPORTS
                          FISCAL THIRD QUARTER RESULTS
      NET EARNINGS FROM CONTINUING OPERATIONS WERE $0.17 PER DILUTED SHARE

        HOUSTON - December 4, 2002 - Stewart & Stevenson Services, Inc. (NYSE: SVC), a leading manufacturer, service provider, and distributor of industrial and energy related equipment; oilfield and airline ground support equipment; and medium tactical vehicles for the U.S. Army, announced results for the fiscal third quarter ending November 2, 2002.

        Sales for the third quarter of 2002 were $296.6 million compared to sales of $317.3 million in the same period a year ago. The decrease in sales resulted principally from lower sales volumes in the company's Power Products segment year over year as the markets in which that segment operates continue to be impacted by the weakness in the domestic economy. Net earnings from continuing operations were $5.0 million or $0.17 per diluted share, compared to net earnings from continuing operations of $11.7 million, or $0.40 per diluted share, in last year's third quarter. Pretax costs of $1.2 million or $0.03 per diluted share on an after tax basis associated with the recently announced organization changes in the Power Products segment were included in the current quarter results. Last year's third quarter included an $11.8 million after tax gain associated with a settlement with the U.S. Army related to the company's Tactical Vehicle Systems segment.

        Net loss from discontinued operations in the third quarter of 2002 was $1.2 million or $0.04 per diluted share and in the same period of the prior year there was no net effect from discontinued operations.

        Total net income for the third quarter of 2002 was $3.8 million or $0.13 per diluted share compared with net earnings of $11.7 million or $0.40 per diluted share for the comparable period of 2001.

        Michael L. Grimes, President and Chief Executive Officer, stated, "All of our segments are operating in challenging market environments and are being impacted by the general weakness in the economy. Although we are seeing some increase in quote activity in certain markets we serve, we continue to aggressively reduce costs and develop market opportunities as they arise. Our Tactical Vehicle Systems segment has submitted its proposal to the U.S. Army for the next FMTV contract and we await the decision next year as to the successful bidder."

        SEGMENT DATA

        The TACTICAL VEHICLE SYSTEMS segment, which manufactures tactical vehicles for the U.S. Army and others, recorded sales of $113.7 million in the third quarter of 2002 compared to $103.8 million a year ago. Third quarter sales improved on slightly higher truck shipments and a favorable mix as compared to the same period of 2001. Operating profit for the quarter totaled $18.4 million, compared with $33.0 million in the third quarter of 2001. The prior year quarter included a pretax gain associated with a settlement from the U.S. Army of $18.2 million. After taking this settlement into account, operating margins improved from 14.2 percent in the third quarter of the prior year to 16.2 percent in the current quarter as a result of the favorable mix as well as productivity improvements and lower spending realized in the current period. The company has submitted its proposal to the U.S. Army for the next multi-year

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contract award for the production of the FMTV.  Backlog is $388.9 million at the end of the quarter which relates to an option period through September 2003 under the current contract. A second option year that would extend production through September 2004 is provided for under the current contract and has been funded by the U.S. Congress, however is not included in the current backlog as the contract has not yet been executed.

        The POWER PRODUCTS segment, which is responsible for sales and aftermarket support of a wide range of industrial and transportation equipment, recorded third quarter 2002 sales of $129.6 million, a 13 percent decrease over sales of $148.9 million in the same period of 2001. The sales decrease was the result of lower equipment, service, parts, and rental sales year over year. Operating loss totaled $4.2 million versus a profit of $3.3 million in the comparable period of last year. Included in the operating loss for the current quarter were $1.2 million in costs associated with the recently announced organization changes in this segment. Lower margin rates realized on sales for the quarter and higher operating expenses associated with implementation of information management systems, bad debt, and warranty obligations contributed to the net operating loss for the period. Backlog was $50.3 million versus $56.9 million in the previous quarter.

        The DISTRIBUTED ENERGY SOLUTIONS segment, which is responsible for activities associated with the higher horsepower reciprocating power generation equipment business, recorded sales of $18.3 million in the third quarter of 2002 versus $15.0 million in the same period of 2001, an increase of 22%. The higher sales level combined with cost reductions allowed this business to post an operating profit of $635,000 for the quarter versus a $5.2 million loss in the same quarter of the previous year. The backlog decreased $9.6 million during the current quarter to $24.2 million. Subsequent to the end of the current quarter, contracts were awarded with a value of $12.4 million and there has been an increase in the quote activity in this segment. Continued performance above breakeven levels is dependent on winning additional contracts in the near term.

        The PETROLEUM EQUIPMENT segment manufactures equipment for the well servicing industry. Sales totaled $18.4 million for the third quarter of 2002 compared to $25.1 million in the same period of 2001. The decrease in sales was primarily attributable to the generally lower business levels in earlier periods that resulted in delays in receiving orders for new equipment sales. Although the order backlog remained relatively unchanged versus the previous quarter at $44.3 million, the order activity for this segment is showing some strength. This segment posted an operating profit for the third quarter of $351,000 versus an operating loss of $1.1 million in the previous year.

        The AIRLINE PRODUCTS segment, which manufactures airline ground support products, mobile railcar movers, and snow blowers recorded sales of $16.6 million in the third quarter of 2002, compared with $17.7 million in the same quarter last year. The level of equipment sales continues to be lower than last year due to the impact of the decline in the airline industry in the domestic market resulting in lower levels of capital spending. This lower level of spending is also reflected in the backlog of $4.2 million as of the end of the current quarter. Operating losses for the third quarter totaled $2.7 million as compared to operating losses of $7.8 million in the previous year's third quarter. The previous year's quarter results included $4.0 million in non-recurring expenses related to restructuring of this segment. The current low levels of capital spending in the airline industry are expected to continue in the near term.

        DISCONTINUED OPERATIONS

        The loss from discontinued operations in the third quarter of 2002 was $1.2 million, net of tax, or $0.04 per diluted share. Included in discontinued operations is the Petroleum Equipment segment's blowout preventer, valve, elastomer, and drilling riser business that was reclassified for accounting purposes as a discontinued operation during the fourth quarter of 2001. This business was subsequently sold during the third quarter of the current fiscal year. The loss pertained to costs related to the sale of the business as well as expenses related to the execution of certain retained contracts.

        OTHER

        The balance in cash and equivalents was $118.4 million at quarter
end, an increase of  $19.1 million during the quarter.    Third quarter total
debt was unchanged at $58.2 million.

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        CONFERENCE CALL

        Stewart & Stevenson has scheduled a conference call, which will be broadcast live over the Internet, on Wednesday, December 4, 2002 at 11:00 a.m. Eastern Time to review the third quarter results. To listen to the call, dial 303-262-2127 at least ten minutes before the conference begins and ask for the Stewart & Stevenson Services conference call. To listen to the call free over the Internet, sign on to the Stewart & Stevenson web site at www.ssss.com at least fifteen minutes early to register, download, and install any necessary audio software.

        A telephonic replay of the conference call will be available through Wednesday, December 11, 2002 and may be accessed by dialing 303-590-3000 and using pass code 511598. An audio archive will also be available on the Stewart & Stevenson website at www.ssss.com shortly after the call and will be accessible for approximately 90 days.

        Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes, and provides services for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including petroleum, power generation, defense, airline, marine, and transportation. For more information, please contact Donna Washburn at DRG&E at 713-529-6600 or email donna@easterly.com. For more information on Stewart & Stevenson visit www.ssss.com.

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This press release contains forward-looking statements that are based on management's current expectations, estimates, and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties, and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Many factors, including those discussed more fully elsewhere in this release and in the Company's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. Specific important factors that could cause actual results, performance, or achievements to differ materially from such forward-looking statements include risk of competition, risks relating to technology, risks of general economic conditions, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to cost controls, risks as to acquisitions, risks as to currency fluctuations, risks as to environmental and safety matters, risks as to distributorships, risks as to licenses, and credit risks, all as more specifically outlined in the Company's latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.